UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 9, 2021

VIEW, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39470	84-3235065
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

195 South Milpitas Blvd
Milpitas, California , 95035
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (408) 263-9200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	VIEW	The Nasdaq Global Market
Redeemable warrants, exercisable for Class A common stock at an exercise price of $11.50 per share	VIEWW	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 9, 2021, the board of directors (the “Board”) of View, Inc. (the “Company”) appointed Amy S. Reeves as Chief Accounting Officer of the Company, effective immediately.

Ms. Reeves, age 45, has served as Controller of the Company since June 2021. Prior to joining the Company, Ms. Reeves spent over 19 years at Wright Medical Group N.V. in various financial and accounting roles of increasing responsibility, most recently as Global Controller from 2019 until June 2021. Ms. Reeves holds a bachelor’s degree in accounting and a master’s degree in accounting from the University of Mississippi and is a Certified Public Accountant.

Ms. Reeves currently receives an annual base salary of $300,000 and is eligible to earn a target bonus equal to 30% of her annual base salary for fiscal year 2021 pursuant to the Company’s Employee Cash Incentive Plan, which, in either case, will not change as a result of her appointment as Chief Accounting Officer. Ms. Reeves also will continue to be eligible to participate in the Company’s compensation and benefit plans and programs made available to the Company’s employees.

Ms. Reeves is also eligible to receive a restricted stock unit award covering 50,000 shares of the Company’s common stock (the “RSU Award”) pursuant to the Company’s 2021 Equity Incentive Plan. The first 25% of the RSU Award will vest on the one-year anniversary of the vesting commencement date, and the remaining 75% of the RSU Award will vest on a monthly basis over the following 36 months (rounded down to the nearest whole share) such that the RSU Award will be fully vested on the fourth anniversary of the vesting commencement date. Ms. Reeves is also eligible to receive an additional restricted stock unit award covering 50,000 shares of the Company’s common stock (the “Officer RSU Award”), subject to both time- and performance-based vesting on terms similar to the grants made to other executive officers of the Company. Specifically, the Officer RSU Award will time-vest over a four-year period commencing with the grant date and will performance-vest if the following conditions are met during such period: (i) 50% of the shares of Company common stock underlying the Officer RSU Award will be earned if the average closing stock price of shares of the Company’s common stock equals or exceeds $15.00 over a sixty trading day period at any time during the vesting period, and (ii) 100% of the shares of Company common stock underlying the Officer RSU Award will be earned if the average closing stock price of shares of the Company’s common stock equals or exceeds $20.00 over a sixty trading day period at any time during the vesting period. If the $15.00 hurdle has not been met within four years of the grant date, 100% of the shares underlying the Officer RSU Award will be forfeited. If the $15.00 hurdle has been met but not the $20.00 hurdle within four years of the grant date, 50% of the shares underlying the Officer RSU Award will be forfeited.

The Company also entered into an employment agreement (the “Employment Agreement”) with Ms. Reeves on the same terms as certain other of the Company’s executive officers. Specifically, under the Employment Agreement, if Ms. Reeves’ employment is terminated for any reason, she will receive payment of her base salary through the date of termination, reimbursement by the Company of any claims for reimbursement, payment of any accrued but unused PTO and any other accrued rights under any other of the Company’s employee benefit plans. In the event Ms. Reeves’ employment is terminated by the Company without Cause (as defined under the Employment Agreement) or she resigns for Good Reason (as defined under the Employment Agreement) as of or within the 13-month period following a Change in Control (as defined under the Employment Agreement), Ms. Reeves will receive (i) a lump-sum payment equal to 100% of her base salary, (ii) a lump-sum payment equal to her target bonus opportunity under the Company’s Employee Cash Incentive Plan, (iii) up to 12 months of Company-paid COBRA premiums and (iv) accelerated vesting of 100% of outstanding equity compensation awards, subject to Ms. Reeves signing and not revoking the Company’s then-standard separation agreement and release of claims.

Ms. Reeves will also enter into the Company’s standard form indemnification agreement.

There is no arrangement or understanding between Ms. Reeves and any other person pursuant to which Ms. Reeves was selected as Chief Accounting Officer of the Company, and there are no family relationships between Ms. Reeves and any of the Company’s directors or executive officers. There are no transactions in which Ms. Reeves has a direct or indirect interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIEW, INC.

By:	/s/ Bill Krause
	Name:	Bill Krause
	Title:	Senior Vice President, General Counsel & Secretary

Dated: August 13, 2021